UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2015

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1351 S. Sunset Street, Longmont, CO 80501
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 845-3200
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 2, 2015, the Compensation Committee of our Board of Directors approved the 2015 Executive Compensation Plan that established an annual performance-based cash bonus program with regard to compensation for Dana W. Kammersgard, our President and Chief Executive Officer, and Hanif I. Jamal, our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. The payout under the plan will be determined based upon the level of achievement of performance goals and each Named Executive Officer's target bonus. The 2015 target bonus percentages for Messrs. Kammersgard and Jamal remain unchanged from the target bonus percentages for 2014 and are 100% and 65% of Messrs. Kammersgard and Jamal’s base salaries, respectively, for the fiscal year ending December 31, 2015.
The performance goals under the plan include corporate metrics derived from the Company's Internal Operating Plan, as well as corporate strategic objectives associated with specific customer design wins. Mr. Kammersgard's 2015 bonus is based entirely on corporate goals (specifically, 80% dependent on the corporate metrics and 20% dependent on corporate strategic objectives) and Mr. Jamal's 2015 bonus is based 90% on corporate goals (specifically, 70% dependent on the corporate metrics and 20% dependent on corporate strategic objectives) and 10% based on individual goals. The 2015 plan is structured to include a minimum performance threshold necessary to receive a bonus, an intermediate threshold performance level and a maximum cap on bonus payout.
In addition, on March 2, 2015, the Compensation Committee granted equity incentive awards to Mr. Kammersgard and Mr. Jamal in the form of stock options, or options, restricted stock, or RS, and performance based restricted stock, or PBRS. The specific grants are reflected in the table below. For PBRS, the shares in the table reflect performance at target levels of performance criteria. Actual shares that vest will range from 0% to 200% of this target number, based on actual performance.

Executive Officer	Options	RS	PBRS
Dana W. Kammersgard	200,000	80,000	53,333
Hanif I. Jamal	75,000	30,000	20,000

The effective date of grant of these options, RS and PBRS will be March 10, 2015, the third business day after the general release of the Company’s fourth quarter 2014 earnings. The options will terminate seven years after the effective date of grant, or earlier in the event the executive officer’s service to us is terminated. The options vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years. The exercise price per share of these options will be the closing price of our common stock as reported on the NASDAQ Stock Market on the March 10, 2015 grant date.

The RS vest linearly over three years with one-third of the grant vesting at each of the first three anniversaries of the grant date.

The PBRS are structured to vest three years after the grant date, contingent upon achieving specific three year performance goals or metrics at the end of fiscal 2017 relative to the end of fiscal 2014. The three performance goals are (i) cumulative aggregate growth of non-GAAP revenue, (ii) non-GAAP revenue diversification based on non-GAAP revenue goals from new customers and the number of new customers, and (iii) operating leverage or the growth in non-GAAP operating profit relative to the growth in non-GAAP revenue. The goals will be measured as of December 31, 2017. In addition, the number of the shares that ultimately vest will be based on our total stockholder return, or TSR, over the same three-year period, measured against companies within the same six digit GICS code as Dot Hill or 452020 - “Technology, Hardware, Storage & Peripherals”, as modified at the recommendation of Radford to exclude the following seven companies considered outliers for comparative purposes due to their market capitalization: Apple, Inc., EMC Corporation, Hewlett-Packard Company, NetApp, Inc., SanDisk Corp., Seagate Technology Public Limited Company, and Western DIgital Corporation.

We have established minimum, intermediate and maximum performance levels for each of the three performance goals. The number of shares that vest under the PBRS will range from 0% to 200% of the target number of shares under the award, based on achievement of the performance goals and TSR over the performance period. Our Compensation Committee will calculate the extent to which the performance goals are met based on the objective performance metrics. In the event of a change of control of Dot Hill during the three year performance period, the number of shares eligible to vest would be calculated by reference to the target performance level for the three performance goals and our TSR in comparison to our comparative GICS code group, measured at the time of the change of control. Shares that are eligible to vest, if any, at the time of the change of control under this formula described above would convert to time-based vesting schedule, subject to full acceleration upon the executive's termination under certain circumstances in connection with the change of control and subject to the terms of Mr. Kammersgard's and Mr. Jamal's employment and change of control agreements with us.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary
Date: March 6, 2015